Exhibit 99.2

For further information, contact John W. Hayden Senior Vice President — Controller and Investor Relations (636) 736-7000
FOR IMMEDIATE RELEASE
Reinsurance Group of America, Incorporated Announces Private Stock
Repurchase, Expectation to Repurchase Additional Shares
     St. Louis, Missouri, February 16, 2011: Reinsurance Group of America, Incorporated (“RGA”) (NYSE: RGA) purchased 3.0 million shares of RGA common stock from MetLife, Inc. at a price of $61.14 per share on February 15, 2011. Further, RGA expects to repurchase up to 2.6 million additional shares of common stock, which may include an accelerated stock repurchase program, subsequent to completion of the announced redemption of the warrants associated with the company’s Trust Preferred Income Equity Redeemable Securities (PIERS Units”). The company’s share repurchase transactions are intended to offset share dilution associated with the redemption of its PIERS Units.
About RGA
     Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with subsidiary companies or offices in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Mexico, the Netherlands, Poland, South Africa, South Korea, Spain, Taiwan, the United Kingdom and the United States. At December 31, 2010, the company had approximately $2.5 trillion of worldwide life reinsurance in force and assets of $29.1 billion.
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